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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated June 11, 2003 to the Registration Statement (Form S-3 No. 333-73936) and related Prospectus of Health Care REIT, Inc. for the offering of up to 4,000,000 shares of Series D Cumulative Redeemable Preferred Stock, and to the incorporation by reference therein of our report dated January 17, 2003, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                                               /s/ ERNST & YOUNG
Toledo, Ohio
June 9, 2003